Exhibit 5.3

[Letterhead of Potter Anderson & Corroon LLP]

June 30, 2015

The J. M. Smucker Company

Strawberry Lane

Orrville, OH 44667-0280

RE:	The Folgers Coffee Company

Ladies and Gentlemen:

We have acted as Delaware counsel for The Folgers Coffee Company, a Delaware corporation (the “Company”), in connection with the Indenture and First Supplemental Indenture, each dated as of March 20, 2015 (jointly, the “Indenture”), among The J. M. Smucker Company, an Ohio corporation (“Smucker Co”), J.M. Smucker LLC, an Ohio limited liability company, the Company and U.S. Bank National Association, as indenture trustee. This opinion is being provided to you at the request of the Company.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies or forms otherwise proved to our satisfaction, of the following:

(a) the Certificate of Incorporation of the Company as filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on April 30, 2012;

(b) the Bylaws of the Company;

(c) the unanimous written consent/resolutions of the Board of Directors of the Company adopted on March 2, 2015;

(d) the Secretary’s Certificate of the Company dated June 30, 2015;

(e) the Indenture;

(f) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) by Smucker Co on June 30, 2015 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering, among other things, the guarantee by the Company of debt securities offered from time to time by affiliates thereof (the “Registration Statement”); and

The Folgers Coffee Company

June 30, 2015

(g) a certificate of good standing for the Company issued by the Delaware Secretary of State on or about the date hereof.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (g) above) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we have assumed to be true, complete, and accurate in all material respects.

With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies or drafts conform to the originals of those documents.

For purposes of this opinion, we have assumed (i) the legal capacity of all natural persons who are signatories to the documents examined by us, (ii) except to the extent set forth in opinion paragraph 1 below, the due organization or due formation, as the case may be, and valid existence and good standing of each party to the documents examined by us, (iii) except to the extent set forth in opinion paragraph 2 below, that each party to the documents examined by us has all necessary power and authority to enter into and deliver such documents and to perform its respective obligations thereunder, (iv) except to the extent set forth in opinion paragraphs 3 and 4 below, the due authorization, execution, and delivery by all parties thereto of all documents examined by us, and (v) that the documents examined by us set forth the entire understanding among the parties thereto with respect to the subject matter thereof, are in full force and effect, and have not been amended, revoked, or modified (except as herein referenced).

This opinion is limited to the laws of the State of Delaware (excluding the securities and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including, without limitation, federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations, and orders thereunder that are currently in effect. Our opinions are rendered only as of the date hereof, and we expressly disclaim any obligation to update such opinions with regard to changes in law or events occurring after the date hereof.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that, under Delaware law:

The Folgers Coffee Company

June 30, 2015

1. The Company is duly incorporated, validly existing, and in good standing as a corporation under the laws of the State of Delaware.

2. The Company has the necessary corporate power and authority to execute and deliver, and to perform its obligations under, the Indenture.

3. The execution, delivery, and performance by the Company of the Indenture have been duly authorized by all necessary corporate action on behalf of the Company.

4. The Company has duly executed and delivered the Indenture.

The opinions in this letter are subject to the following assumptions, qualifications, limitations and exceptions, in addition to those above:

We express no opinion (a) as to the Uniform Commercial Code or as to whether any filings may be required thereunder in connection with any of the documents examined by us (including, without limitation, the Indenture), (b) as to any person’s or entity’s ownership of, title to, or interests in any property, or (c) as to any document that is referred to or incorporated by reference into any document reviewed by us.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reliance by Wachtell, Lipton, Rosen & Katz on the opinions expressed herein. In addition, we hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Potter Anderson & Corroon LLP